                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             RESOURCE AMERICA, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         _____________________________________________________________________


         2) Aggregate number of securities to which transaction applies:

         _____________________________________________________________________


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         _____________________________________________________________________


         4) Proposed maximum aggregate value of transaction:

         _____________________________________________________________________


         5) Total fee paid:

         _____________________________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount previously paid: ___________________________________________
         2)  Form, Schedule or Registration Statement No.:______________________
         3)  Filing Party:______________________________________________________
         4)  Date Filed:________________________________________________________

                             RESOURCE AMERICA, INC.
                1521 Locust Street             Philadelphia, PA  19102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  March 3, 1998

To the Stockholders of RESOURCE AMERICA, INC.:

         Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation (the "Company"), will be held at 1521 Locust Street, Philadelphia, Pennsylvania, on Tuesday, March 3, 1998, at 9:00 A.M., Philadelphia time, for the following purposes:

          1. To elect two directors to serve until the annual meeting of stockholders in 2001.

          2. To consider and vote on a proposal to amend the Company's Certificate of Incorporation to increase the aggregate number of authorized shares of the Company's Common Stock to forty-nine million (49,000,000) shares.

          3. To transact such other business as may properly be brought before the meeting and any adjournments thereof.

         Only stockholders of record on the books of the Company at the close of business on January 23, 1998, will be entitled to notice of and to vote at the meeting or any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the offices of the Company, at 1521 Locust Street, Philadelphia, Pennsylvania 19102. The stock transfer books will not be closed.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.

                                         By order of the Board of Directors
                                         Michael L. Staines, Secretary
                                         January 30, 1998

                             RESOURCE AMERICA, INC.
               1521 Locust Street             Philadelphia, PA  19102

                  --------------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                  --------------------------------------------

                                     GENERAL

Introduction

         The annual meeting of stockholders of Resource America, Inc. (the "Company") will be held on Tuesday, March 3, 1998, at 9:00 A.M., Philadelphia time, at 1521 Locust Street, Philadelphia, Pennsylvania, 19102 for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on January 23, 1998, will be entitled to notice of and to vote at such meeting.

         This statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies from holders of its Common Stock to be used at such meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the meeting and any and all adjournments thereof.

         This proxy statement and the accompanying form of proxy are being sent on or about January 30, 1998, to stockholders of record as of January 23, 1998.

Revocation of Proxy

         If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein by submitting a later dated proxy or by attending the meeting and voting in person.

Expenses and Manner of Solicitation

         The cost of soliciting proxies, which is not expected to exceed $20,000, will be borne by the Company. Proxies may be solicited by directors, officers, and regular employees of the Company either personally, by letter, or by telephone. Such directors, officers, and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

                              VOTING AT THE MEETING

         As of the close of business on December 31, 1997, the Company had an authorized capitalization of 9,000,000 shares, consisting of 8,000,000 shares of common stock, par value $.01 per share ("Common Stock") and 1,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). Of such authorized capitalization, 4,939,768 shares of Common Stock were outstanding as of the date of this proxy statement. At the annual meeting, the holders of Common Stock will be entitled to one vote per share on each matter of business properly brought before the meeting.

         The presence in person or by proxy of holders of the Company's outstanding Common Stock representing not less than a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. Approval of the proposed amendment to the Company's Certificate of Incorporation and approval of all other business properly brought before the meeting will require a favorable vote of a majority of the outstanding shares of Common Stock.

         Abstentions may be specified on the election of each of the nominated directors, on the proposed amendment to the Company's Certificate of Incorporation, and on any other properly presented business and will be considered present for purposes of determining the presence of a quorum. Abstentions, including broker non-votes, with respect to shares present at the meeting, in person or by proxy, will have no effect on the election of directors. As to the proposed amendment to the Company's Certificate of Incorporation and any other business properly brought before the meeting, abstentions, including broker non-votes, with respect to shares present at the meeting in person or by proxy will have the same effect as a vote "against" the proposal. Any proxy not specifying to the contrary will be voted FOR the election of the specified directors and FOR approval of the proposal to amend the Company's Certificate of Incorporation.

         Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will not have such discretionary authority with respect to the proposal to amend the Company's Certificate of Incorporation. A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted. Accordingly, such broker non-votes will have the same effect as a vote "against" the proposal to amend the Company's Certificate of Incorporation.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of shares of Common Stock owned, as of December 31, 1997, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding shares of Common Stock,
(b) each of the Company's present directors, (c) each of the Company's executive officers, and (d) all of the Company's present executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of Common Stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. See note (2) below, for information concerning outstanding options.

                                                                       Common Stock
                                                     -------------------------------------------------
                                                     Amount and Nature of                   Percent of
         Beneficial Owner                            Beneficial Ownership                      Class
         ----------------                            --------------------                      -----

         Directors(1)
         Carlos C. Campbell                                    160                                *
         Daniel G. Cohen                                     6,180  (2)(4)                        *
         Edward E. Cohen                                   426,250  (2)(3)(4)(6)                  8.90%
         Andrew M. Lubin                                       280                                *
         Scott F. Schaeffer                                100,183  (2)(3)(4)(5)                  2.11%
         Alan D. Schreiber, M.D.                             5,370                                *
         Michael L. Staines                                 44,210  (2)(3)(4)                     *
         John S. White                                           0                                *

         Executive Officers(1)

         Steven J. Kessler                                       0                                *
         Freddie M. Kotek                                   26,355  (2)(3)(4)                     *
         Nancy J. McGurk                                    24,878  (2)(3)(4)                     *

         All present officers                              579,133  (2)(3)(4)(5)(6)              11.97%
         and directors as a group
         (11 persons)

         Other owners of 5% or
         More of Outstanding Shares(7)

         Friedman, Billings, Ramsey Investment
            Management, Inc.                               314,005                                6.35%
         Keefe Managers, Inc.                              450,000                                9.11%
         Kramer Spellman L.P.                              536,800                               11.33%
         Wellington Management Company, LLP.               497,000                               10.49%

----------
* Less than 1%

(1) The address for each director and executive officer is 1521 Locust Street, Fourth Floor, Philadelphia, Pennsylvania 19102.

(2) Includes shares issuable on exercise of options granted in 1993 and 1995 under the 1989 Key Employee Stock Option Plan in the amounts of: Mr. E. Cohen - 47,753 shares; Mr. Schaeffer - 5,618 shares; Mr. Staines - 22,472 shares; Mr. Kotek - 9,832 shares; Ms. McGurk - 5,618 shares; and Mr. D. Cohen - 5,618 shares.

(3) Includes shares allocated under the 1989 Employee Stock Ownership Plan in the amounts of: Mr. E. Cohen - 20,089 shares; Mr. Staines - 13,624 shares; Mr. Schaeffer - 7,047 shares; Mr. Kotek - 5,170 shares; and Ms. McGurk - 8,960 shares, as to which each has voting power.

(4) Includes shares allocated under the Resource America, Inc. Employee Savings Plan (the Company's 401(k) plan) in the amounts of: Mr. E. Cohen - 2,792 shares; Mr. Kotek - 1,522 shares; Ms. McGurk - 4,682 shares; Mr. Schaeffer
     - 688 shares; Mr. Staines - 378 shares; and Mr. D. Cohen - 562 shares, as to which each has voting power.

(5) Includes 60,815 shares held by a limited partnership, of which Mr. Schaeffer is the general partner and in which he has a 10% interest.

(6) Includes Mr. Cohen's proportionate interest (aggregating 54,733 shares) in shares held by a limited partnership in which Mr. Cohen is the limited partner.

(7) Includes shares held by entities managed by the named persons. The address for Friedman, Billings, Ramsey Investment Management, Inc. is 1001 19th Street North, 18th Floor, Arlington, Virginia 22209; the address for Keefe Managers, Inc. is 375 Park Avenue, Suite 3108, New York, New York 10152; the address for Kramer Spellman L.P. is 2050 Center Avenue, Suite 300, Fort Lee, New Jersey 07024; and the address for Wellington Management Company, LLP. is 75 State Street, Boston, Massachusetts 02109.

                        PROPOSAL 1. ELECTION OF DIRECTORS

Directors

         The By-Laws of the Company provide that the number of Directors shall be fixed by resolution of the Board of Directors, provided that there shall be a minimum of five and a maximum of fifteen directors. During fiscal 1997, the Board of Directors set the number of directors at eight. The Board of Directors is divided into three classes with directors in each class serving three-year terms. The terms of directors in the Class of 1998 expire at the annual meeting of stockholders to which this proxy statement relates. The Nominating Committee of the Board of Directors has nominated Andrew M. Lubin and Alan D. Schreiber, M.D. for re-election as directors in the Class of 2001.

         It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for Messrs. Lubin and Schreiber as directors of the Company in the Class of 2001, for three-year terms expiring at the 2001 annual meeting of stockholders, or until their successors are elected or appointed. Should either nominee become unable or refuse to accept nomination or election as a director in the Class of 2001, it is intended that the persons named as proxies will vote for the election of such other person as the Nominating Committee of the

Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

         Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Company. There are no family relationships among the nominees and directors of the Company except that Mr. Daniel G. Cohen, a director and Executive Vice President of the Company, is the son of Mr. Edward E. Cohen, Chairman of the Board of Directors, Chief Executive Officer and President of the Company.

                                                                       Year in Which
Names of Directors, Principal                                          Service as          Term to expire
Occupation, and Other Information                                      Director Began      at Annual Meeting
---------------------------------                                      --------------      -----------------

Nominees whose terms will expire in 2001 are:

Andrew M. Lubin, 50, President, Delaware
Financial Group, Inc. (a private investment
firm) since 1984.                                                         1994                       1998

Alan D. Schreiber, M.D., 55, Professor of
Medicine and Assistant Dean for Research and
Research Training at the University of
Pennsylvania School of Medicine since 1973.
Chairman, Scientific Advisory Board, Inkine
Pharmaceutical Co., Inc. since 1997.  Founder
and Chief Scientific Officer of CorBec
Pharmaceuticals, Inc. from 1993 to 1997.                                  1994                       1998

Persons other than current nominees who serve for the terms indicated:

Carlos C. Campbell, 59, President of C.C.
Campbell and Company (a management consulting
firm). Vice Chairman of the Board of Directors
of Computer Dynamics, Inc. (a computer
services corporation) since 1992. Director of
Sensys, Inc. (a telecommunication/asset
management corporation) since 1994.                                       1990                       1999



                                                                       Year in Which
Names of Directors, Principal                                          Service as          Term to expire
Occupation, and Other Information                                      Director Began      at Annual Meeting
---------------------------------                                      --------------      -----------------

Daniel G. Cohen, 28, Executive Vice President
of the Company. Chairman and Chief Executive
Officer of Fidelity Mortgage Funding, Inc.
("Fidelity Mortgage") (a wholly owned
subsidiary of the Company) since 1997.  Prior
to joining the Company in November 1995,
Mr. Cohen was principally engaged in
graduate studies.  Mr. Cohen is the son
of Edward E. Cohen.                                                       1997                      2000

Edward E. Cohen, 58, Chairman of the Board
since 1990, Chief Executive Officer since
1988 and President since 1995, of the
Company.  Director and Chairman of the Executive
Committee of JeffBanks, Inc. (a bank holding
company).  Member (1991-1994), and of counsel
(1995-April 1996), of Ledgewood Law Firm, P.C.
Mr. Cohen is the father of Daniel G. Cohen.                               1988                       1999

Scott F. Schaeffer, 35, Executive Vice President
of the Company since 1995.  Vice President - Real
Estate of the Company and President of Resource
Properties, Inc. ("Resource Properties") (a wholly
owned subsidiary of the Company) since 1992.  Vice
President of the Dover Group, Ltd. (a real estate
investment company) from 1985 to 1992.                                    1997                       1999

Michael L. Staines, 48, Senior Vice
President and Secretary of the Company
since 1989 and President, Chief Executive
Officer and director of Resource Energy, Inc.
("Resource Energy") (a wholly owned subsidiary
of the Company) since 1997.                                               1989                       2000

John S. White, 57, Chairman of the Board and
Chief Executive Officer of DCC Securities
Corporation (a securities brokerage firm)
since 1990.                                                               1993                       2000



Non-Director Executive Officers

         Steven J. Kessler, 54, has been Senior Vice President and Chief Financial Officer of the Company since August 1997. Prior thereto, Mr. Kessler was Vice President (Finance and Acquisitions) at Kravco Company (a national shopping center developer and operator) from March 1994 until joining the Company. From 1983 through March of 1994, Mr. Kessler was Chief Financial Officer and Chief Operating Officer at Strouse Greenberg & Co., Inc., a regional full service real estate company, and Vice President (Finance) and Chief Accounting Officer at its successor, The Rubin Organization. Prior thereto, he was a partner at the international accounting and consulting firm of Touche Ross & Co. (now Deloitte & Touche LLP).

         Freddie M. Kotek, 41, Senior Vice President of the Company since 1995. President of Resource Leasing, Inc. (a wholly owned subsidiary of the Company) since 1995. Executive Vice President of Resource Properties, Inc. (a wholly owned subsidiary of the Company) since 1993. First Vice President of Royal Alliance Associates (a securities brokerage firm) from 1991 to 1993.

         Nancy J. McGurk, 42, Vice President of the Company since 1992. Treasurer and Chief Accounting Officer of the Company since 1989. Vice President
- Finance of Resource Energy since 1995.

         The Board of Directors appoints officers each year and from time to time as necessary.

Other Significant Employees

         The following sets forth certain information regarding other significant employees of the Company:

         Abraham Bernstein, 64, Chairman, Chief Executive Officer and President of Fidelity Leasing, Inc. ("Fidelity Leasing") (a subsidiary of the Company) since 1996. From 1982 to 1993, he was the President and Chief Executive Officer of Tokai Financial Services, Inc., the equipment leasing subsidiary of Tokai Bank of Japan. From 1993 to 1995, the contractual period during which Mr. Bernstein's restrictive covenant with Tokai was in effect, Mr. Bernstein was a Managing Director of the Rittenhouse Consulting Group (a financial consulting company).

         Crit DeMent, 44, Executive Vice President and director of Fidelity Leasing since 1996. From 1983 to March 1996 he was Vice President - Marketing and Leasing Associate - Senior Account Representative for Tokai Financial Services, Inc.

         Joseph T. Ellis, Jr., 36, Director of Vendor Services of Fidelity Leasing since 1996. From 1985 through February 1996, he held various marketing and sales positions with Tokai Financial Services, Inc., ending as the Director of Program Management and Strategic Market Development.

         Frank L. Pellegrini, 50, Chairman, Chief Executive Officer and President of Tri-Star Financial Services, Inc. (a wholly-owned residential mortgage lending subsidiary of the Company) since April 1993. From 1992 to April 1993, Mr. Pellegrini was Senior Vice President of Home American Financial Services, Inc. (now known as Upland Mortgage Corporation), a residential mortgage lender. From 1975 to 1992, Mr. Pellegrini was President of the Moneyline Mortgage division of First Jersey Financial Services, Inc.

         Kathy B. Schauer, 46, President, Chief Operating Officer and a director of Fidelity Mortgage since 1997. Prior thereto, she was the Director of Business and Product Development at Standard & Poors Rating Services and served in executive capacities for Smith Barney, Meridian Bancorp and J.P. Morgan. From 1985 to 1993 she was a Vice President of CS First Boston.

         Bruce R. Schmidt, 40, Senior Vice President of Fidelity Mortgage since 1997. From 1993 to 1997, he was Director of Marketing for Advanta Corp. and, from 1988 to 1993, he was Vice President, Marketing for Nutri/System, Inc.

         Jeffrey C. Simmons, 39, Executive Vice President, Chief Operating Officer and director of Resource Energy since 1997. From 1994 to 1997, he was Vice President - Exploration of the Company and, from 1988 to 1994, he was Director of Well Services of the Company.

Director Compensation

         Each non-employee director of the Company was paid a retainer of $500 per month during fiscal 1997 through January 31, 1997. Effective on February 1, 1997 each non-employee director was paid a retainer of $1000 per month. Each non-employee director who is a chairman of a committee of the Board of Directors is paid an additional retainer of $500 per month. Each non-employee director who is a member of a committee of the Board of Directors, but not its chairman, was paid $500 per meeting attended in person and $250 per meeting attended telephonically. A total of $76,000 was paid to five directors during fiscal 1997 for attendance at Board and committee meetings. In addition, $500 was paid to one director of the Company during fiscal 1997 for attendance at board and committee meetings of a wholly-owned subsidiary of the Company in his role as a director of such subsidiary.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

         Based solely on its review of the reports received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal 1997, its officers, directors and greater than ten percent shareholders complied with all applicable filing requirements except that one report on Form 4 was filed late by each of Mr. Kotek (with respect to an option exercise) and Mr. Hart (with respect to the sale in July 1997 of shares acquired upon warrant exercise by Physicians Insurance Company of Ohio, of which he is an officer and director). Mr. Hart was a director of the Company from May 1994 until his resignation in July 1997. See "Certain Relationships and Related Party Transactions."

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors, consisting of Messrs. Campbell, Schreiber, and White, makes determinations regarding the compensation of the Company's executive officers. None of such persons is an employee, or former employee, of the Company. No executive officer of the Company is a director or executive officer of any entity of which any member of the Compensation Committee is a director or executive officer.

Information Concerning the Board of Directors and Certain Committees

         The Board of Directors held a total of five meetings during fiscal 1997. Each of the directors attended all meetings of the Board and all meetings of committees on which they served during fiscal 1997. The Board of Directors currently numbers eight (8) directors: the Classes of 1998 (the Class of 2001 following this Meeting), 1999 and 2000 consisting of two, three, and three directors, respectively.

         Standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Investment Committee, and Nominating Committee.

         The Audit Committee reviews the scope and effectiveness of audits by the independent accountants and the Company's internal auditor, selects and recommends to the Board of Directors the engagement of independent accountants, and reviews the adequacy of the Company's internal controls. The Committee held three meetings during fiscal 1997. Members of the Committee are Messrs. Lubin and Schreiber.

         The Compensation Committee establishes and monitors compensation levels for officers of the Company, and administers the Company's 1989 Key Employee Stock Option Plan. The Committee held six meetings during fiscal 1997. Members of the Committee are Messrs. Campbell, Schreiber, and White.

         The Investment Committee reviews all current management investment practices and evaluates and monitors all existing and proposed Company investments. The Committee held twelve meetings during fiscal 1997. Members of the Committee are Messrs. White and Campbell. Mr. Hart was a member of the Investment Committee until his resignation as a director in July 1997. See "Certain Relationships and Related Party Transactions."

         The Nominating Committee recommends persons for nomination as directors of the Company. The Committee held two meetings during fiscal 1997. The Committee will consider nominees recommended by security holders for the 1999 annual meeting if submitted in writing to the Secretary of the Company prior to November 3, 1998. Members of the Committee are Messrs. Lubin, E. Cohen, and Staines.

Executive Officer Compensation

Summary Compensation of Named Executives

          The following tables set forth certain information concerning the compensation paid or accrued during each of the last three fiscal years by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose aggregate salary and bonus (including amounts of salary and bonus foregone to receive non-cash compensation) exceeded $100,000.

                                                             Summary Compensation Table

                                          Annual Compensation                        Long-Term Compensation
                              ---------------------------------------    -------------------------------------------
                                                                                    Awards              Payouts
                                                                         -----------------------  -------------------
                                                                         Restricted   Securities
                                                                         Stock        Underlying   LTIP       All
Name and Principal Position   Year        Salary     Bonus      Other    Awards(1)    Options(2)  Payouts(3) Other(4)
---------------------------   ----        ------     -----      -----    ---------    ----------  -------------------
Edward E. Cohen               1997      $325,000    $250,000      0     $     0            0      $     0  $250,095
   Chairman, President &      1996       250,000     135,000      0      31,990       95,506            0     9,607
   Chief Executive Officer    1995       210,000     130,000      0      19,824            0            0         0

Daniel G. Cohen               1997       225,625      50,000      0           0            0            0    11,083
   Executive Vice President

Scott F. Schaeffer            1997       178,750      60,000      0           0            0            0    10,066
   Executive Vice President   1996       145,000      50,000      0      31,990       22,472            0     3,963
                              1995       145,000      45,000      0      19,824            0            0     3,058

Freddie M. Kotek              1997       148,750      40,000      0           0            0            0     9,199
   Senior Vice President      1996       145,000      30,000      0      31,990       39,326            0     5,600
                              1995       145,000      45,000      0      19,824            0            0     3,760

Michael L. Staines            1997       123,750      15,000      0           0            0            0     6,804
   Senior Vice President &    1996       120,000      12,500      0      28,420       11,236            0         0
   Secretary                  1995       112,500       7,500      0      16,023            0            0         0

(1) Reflects shares awarded under the Company's 1989 Employee Stock Ownership Plan, valued at the closing price of the Company's Common Stock at September 30 of each year ($51.50, $12.75 and $8.40 per share for fiscal years 1997, 1996, and 1995, respectively). For purposes of this table, all shares are assumed to be fully vested. Messrs. E. Cohen and Staines were 100% vested as of September 30, 1997. Shares awarded to Messrs. Schaeffer and Kotek were vested 60% and 40%, respectively, as of such date and will vest an additional 20% on each future September 30 until fully vested on September 30, 1999 and 2000, respectively. At September 30, 1997, the number of restricted shares awarded and the value of such awarded restricted shares (in the aggregate, and valued at the closing market price of the Company's Common Stock on the dates of the respective grants) are:
     Mr. E. Cohen, 20,089 shares ($119,333); Mr. Kotek, 5,170 shares ($51,814);
     Mr. Schaeffer, 7,047 shares ($60,665); Mr. Staines, 13,624 shares
     ($83,989).

     Cash dividends, as and when authorized by the Company's Board of Directors, have been and will continue to be paid to the Plan on the restricted shares.

(2) At September 30, 1997, Messrs. E. Cohen, D. Cohen, Kotek, Schaeffer and Staines had been awarded options to purchase 179,776 shares, 11,236 shares, 39,326 shares, 50,562 shares and 39,326 shares, respectively, of the Company's Common Stock, and subsequent to exercise of a portion of those options during fiscal 1997, held options to purchase 95,506 shares, 11,236 shares, 29,495 shares, 16,854 shares and 28,090 shares, respectively.

(3) Except for the Company's Employee Stock Ownership Plan, the stock option plans and the 401(k) plan, reported elsewhere in this table, the Company does not have long-term incentive plans or pension or profit-sharing plans.

(4) All such amounts are matching payments made by the Company under the Company's 401(k) plan except that $240,000 of the amount set forth for Edward E. Cohen represents the amount accrued in connection with the Company's obligations under a Supplemental Employment Retirement Plan established by the Company in connection with the employment agreement between Mr. Cohen and the Company. See "Executive Officer Compensation - Employment Agreements."

Option Grants and Exercises in Last Fiscal Year and Year-End Option Values

         The Company granted no new options to the executive officers listed in the Summary Compensation Table during fiscal 1997, and has issued no stock appreciation rights. The following table sets forth the aggregated option exercises during fiscal 1997 and the number of unexercised options, and the value thereof on September 30, 1997, held by the executive officers listed in the Summary Compensation Table.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                                             Value of
                                                                         Number of           Unexercised
                                                                         Unexercised         in-the-Money
                                                                         Options at          Options at
                                       Shares                            FY-End              FY-End
                                      Acquired         Value             Exercisable/        Exercisable/
Name and Principal Position           on Exercise      Realized (1)      Unexercisable       Unexercisable(2)
---------------------------           -----------      ------------      -------------       ----------------

Edward E. Cohen                        84,270            $2,946,360       23,876/71,630      $1,014,590/$3,043,769
   Chairman & Chief
   Executive Officer

Daniel G. Cohen                             0                     0         2,809/8,427            121,664/364,991
   Senior Vice President

Scott F. Schaeffer                     33,708             1,157,404            0/16,854                  0/729,981
   Senior Vice President

Freddie M. Kotek                        9,831               312,744            0/29,495                0/1,277,467
   Senior Vice President

Michael L. Staines                     11,236               213,383        19,663/8,427            943,145/364,991
   Senior Vice President &
   Secretary

----------
(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at the date of exercise.
(2) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at September 30, 1997.

Employment Agreements

The Company

         The Company has entered into an employment agreement with Edward E. Cohen, effective as of January 1, 1997, pursuant to which Mr. Cohen serves as the Chairman of the Board of Directors, Chief Executive Officer and (until such time, if ever, as the Board of Directors shall fill the office) President. The agreement requires Mr. Cohen to devote as much of his business time to the Company as is necessary to the fulfillment of his duties, although it permits him to have outside business interests. Under the agreement, Mr. Cohen will receive base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Cohen's performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment. The Company is required to establish a Supplemental Employment Retirement Plan ("SERP") for Mr. Cohen's benefit which will pay to Mr. Cohen, upon retirement after he has reached Retirement Age (defined by the agreement as age 62), a monthly retirement benefit equal to 75% of his Average Compensation (defined as the average of the salary plus bonus received by Mr. Cohen in the three most highly compensated years during the previous nine years of employment), less any amounts paid under any other retirement plan of the Company in which Mr. Cohen participates. For certain information regarding Mr. Cohen's compensation during the three fiscal years ended September 30, 1997, see "Executive Officer Compensation - Summary Compensation of Named Executives."

         The agreement has a term of five years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it shall have a then-current five year term. The agreement may be sooner terminated in the event of Mr. Cohen's disability extending for more than 240 days, death or retirement. Mr. Cohen also has the right to terminate the agreement upon a change in control or potential change in control of the Company, and for cause. Otherwise, Mr. Cohen may terminate the agreement upon 180 days' notice.

         The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Cohen's estate will receive an amount equal to (a) five times Average Compensation (payable over 36 months), plus (b) to the extent Mr. Cohen has not received 120 months of SERP benefits, the balance thereof;
(ii) upon termination due to disability, Mr. Cohen will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%, which will terminate upon the commencement of retirement benefits; (iii) upon termination by Mr. Cohen for cause, or upon a change in control or potential change in control, an amount equal to five times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months or until Mr. Cohen reaches age 70; and (iv) upon termination by Mr. Cohen without cause, an amount equal to 25% of the amount referred to in item (i), above. In the event that any amounts payable to Mr. Cohen pursuant to items (i) through (iv), above ("Total Benefits"), become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company is required to pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, shall equal Total Benefits.

Fidelity Leasing

         In March 1996, Fidelity Leasing entered into an employment agreement with Abraham Bernstein. Under terms of the agreement, Mr. Bernstein serves as Chairman, Chief Executive Officer and President of Fidelity Leasing for a three-year term and is responsible for developing the Company's small ticket leasing business. Mr. Bernstein receives a base salary and is entitled to incentive compensation (including eligibility for bonuses and profit-sharing payments) equal to 2.75% of the after-tax earnings of Fidelity Leasing (to a maximum of up to 2% of pre-tax earnings). In the fiscal year ended September 30, 1997, Mr. Bernstein received $208,000 in aggregate compensation. Mr. Bernstein may terminate the agreement for "good reason" (generally, a change in his duties inconsistent with the agreement, breach of the agreement by

Fidelity Leasing, or Mr. E. Cohen being neither an officer nor a 5% stockholder, directly or indirectly, of the Company). Upon such termination, Mr. Bernstein will receive a lump sum payment equal to one year's compensation (including the incentive compensation which would have been earned had termination not occurred).

         In addition, Mr. Bernstein received options to purchase 10% of the common stock of Fidelity Leasing (1 million shares) at an aggregate price of $220,000 and, should Fidelity Leasing declare a dividend, will receive payments on the options in an amount equal to the dividends that would have been paid on the shares subject to the options had they been issued. In the event that, prior to Fidelity Leasing becoming a public company, Fidelity Leasing issues stock to anyone other than the Company or Mr. Bernstein (except for issuances to Fidelity Leasing employees pursuant to exercise of options under an existing Fidelity Leasing option plan), Mr. Bernstein is entitled to receive such additional options as will allow him to maintain his 10% equity position in Fidelity Leasing at an exercise price equal to the price paid or value received in the additional issuance. The options issued to Mr. Bernstein vest 25% per year beginning in March 1997 (becoming fully invested in March 2000), and terminate in March 2005. The options become fully vested and immediately exercisable in the event of a change in control of the Company. Mr. Bernstein has certain rights, commencing after March 5, 2000, to require Fidelity Leasing to register his option shares under federal securities laws. In the event Fidelity Leasing does not become a public company by March 5, 2001, Mr. Bernstein may require that Fidelity Leasing thereafter buy over the next four years Fidelity Leasing shares subject to Mr. Bernstein's options at a price equal to ten times Fidelity Leasing's after-tax earnings per share for the fiscal year ended immediately prior to the giving of notice by Mr. Bernstein of his exercise of this right. Obligations of Fidelity Leasing to repurchase shares in any year in excess of $500,000 (including amounts deferred in prior years) may be deferred to the following year.

Fidelity Mortgage

         In April 1997, Fidelity Mortgage entered into an employment agreement with Daniel G. Cohen pursuant to which Mr. Cohen serves as the Chairman, Chief Executive Officer and President of Fidelity Mortgage for a three-year term and is responsible for developing the Company's residential mortgage origination business. Mr. Cohen receives a base salary and is entitled to incentive compensation equal to 2.75% of the annual after-tax earnings of Fidelity Mortgage (to a maximum of 2% of pre-tax earnings). Mr. Cohen's compensation under the agreement is included within the compensation set forth in the Summary Compensation Table. Mr. Cohen may terminate the agreement for "good reason" (generally, a change in his duties inconsistent with the agreement, breach of the agreement by Fidelity Mortgage or a change in control or potential change in control of Fidelity Mortgage or the Company). Upon such termination, Mr. Cohen would receive a lump sum payment equal to three years compensation (including the incentive compensation which would have been earned had termination not occurred). In the event that any termination payment becomes subject to the Internal Revenue Code Section 4999 excise tax, Fidelity Mortgage will be required to pay Mr. Cohen an additional sum such that the net amount retained by Mr. Cohen, after payment of excise, income and withholding taxes, will equal the stated amount of termination payments. The Company has guaranteed Fidelity Mortgage's performance under the agreement.

         Mr. Cohen has received options to purchase 10% of the common stock of Fidelity Mortgage (2 million shares) at an aggregate price of $235,294 and, should Fidelity Mortgage declare a dividend, will receive payments on the options in an amount equal to the dividends that would have been paid on the shares subject to the options had they been issued. Fidelity Mortgage paid no such dividends during the fiscal year ended September 30, 1997. The options generally will have the same terms as those relating to Mr. Bernstein's options with respect to Fidelity Leasing common stock, except that (i) the option term and vesting period commenced in April 1997, (ii) the period during which Mr. Cohen may sell Fidelity Mortgage shares to Fidelity Mortgage will commence in April 2002, and (iii) deferred repurchase obligations of Fidelity Mortgage to Mr. Cohen will bear interest at the rate of 10% per year. The options become fully vested and immediately exercisable in the event of a change in control or potential change in control of Fidelity Mortgage or the Company.

Certain Relationships and Related Party Transactions

         The Company holds commercial real estate loans of borrowers whose underlying properties are managed by Brandywine Construction & Management Inc. ("BCMI"), a firm of which Edward E. Cohen is Chairman of the Board of Directors and a minority shareholder (approximately 8%). The Company has advanced funds to certain of these borrowers for improvements on their properties, which have been performed by BCMI. The President of BCMI (or an entity affiliated with him) has also acted as the general partner or trustee of ten of the borrowers; an entity affiliated with him is the general partner of the sole limited partner of an eleventh borrower. BCMI has agreed to subordinate its management fees to receipt by the Company of minimum required debt service payments under the obligations held by the Company.

         The Company also maintains normal banking and borrowing relationships with Jefferson Bank, a subsidiary of JeffBanks, Inc. Edward E. Cohen and his spouse are officers and directors of JeffBanks, Inc. (and his spouse is Chairman and Chief Executive Officer of Jefferson Bank and JeffBanks, Inc.), and are principal shareholders thereof. Daniel G. Cohen is a director of Jefferson Bank. The Company anticipates that it may effect borrowings in the future from Jefferson Bank; it anticipates that any such borrowings will be on terms similar to those which could be obtained by an unrelated borrower. Jefferson Bank is also a tenant at two properties which secure loans held by the Company. The Company believes that the terms of the leases with Jefferson Bank are typical of similar leases for similar space.

         The Company has sponsored the formation and public offering of common shares of beneficial interest (the "RAIT Offering") of Resource Asset Investment Trust ("RAIT") a real estate investment trust. The offering was completed on January 14, 1998. Edward E. Cohen's spouse, Betsy Z. Cohen, is Chairman and Chief Executive Officer of RAIT. The principal business activity of RAIT is to provide mortgage or other debt financing in situations that do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. The Company currently owns 15% of the common stock of RAIT (subject to reduction in the event the underwriters exercise their overallotment option). The Company has the right to nominate one person for election to RAIT's Board of Trustees until such time as its ownership of RAIT's outstanding common stock is less than 5%. One of RAIT's current trustees, Jonathan Z. Cohen, is serving as the Company's nominee. Jonathan Z. Cohen is the son of Edward E. Cohen, the Chairman, Chief Executive Officer and President of the Company. Jonathan Z. Cohen is also the brother of Daniel G. Cohen, an executive officer and director of the Company. The Company had advanced funds to RAIT for legal, accounting and filing fees and expenses, salaries of RAIT's executive officers, rent and other organizational expenses and for the expenses incurred by the Company in sponsoring RAIT including an allocation of compensation of Company employees. These advances were without interest and were repaid from the proceeds of the RAIT Offering.

         In connection with the RAIT offering, the Company, through its subsidiaries, sold ten loans and participation interests in two additional loans to RAIT ("RAIT's Initial Investments") at an aggregate purchase price of $20.1 million (including $2.0 million attributable to senior lien interests acquired by the Company in connection with the sales to RAIT). Two of RAIT's Initial Investments were originated by RAIT; one was sold to RAIT at cost and RAIT purchased a participation interest in the other at cost. The Company realized a gain on the sale of RAIT's Initial Investments of $3.0 million.

         The Company anticipates that, subject to the limitations referred to in the next two paragraphs, it will sell additional investments to RAIT. RAIT may also from time to time (but is not obligated to) retain the Company to perform due diligence investigations on properties underlying proposed investments (excluding investments being acquired from the Company).

         RAIT has instituted certain procedures to mitigate the effects of any potential conflicts of interest between RAIT and the Company, including, among other procedures (i) requiring that a majority of its trustees be persons who, within the past two years, have not (a) been affiliates of the Company, BCMI or their affiliates, (b) been officers of RAIT, or (c) had any material business or professional relationship with RAIT, the Company, BCMI or their affiliates ("Independent Trustees"), (ii) requiring that the acquisition price of any investment acquired from the Company (including RAIT's Initial Investments) be determined based upon independent appraisal of the underlying property, (iii) limiting the investments which may be acquired from the Company to a maximum of 30% of RAIT's investments (excluding RAIT's Initial Investments), based upon RAIT's investment cost (the amount of the investment plus legal, filing and other related fees and expenses), (iv) requiring that any fees for services performed by the Company or its affiliates be no greater than prevailing fees in the area for similar services provided by unrelated third parties, (v) requiring that any service arrangements with the Company or its affiliates provide that services will be rendered only as and to the extent requested by RAIT from time to time and that, in any event, the arrangements be cancelable by RAIT, without penalty, on no more than 30 days' notice, and (vi) requiring that any investment acquisition (including RAIT's Initial Investments) or services arrangement, and every transaction with the

Company or its affiliates, or relating to any property in which any such person has an interest, receive the prior approval of a majority of the Independent Trustees (who, in giving such approval, may rely upon information provided by the Company, BCMI or their affiliates). RAIT will not, however, be required to obtain the approval of the Independent Trustees to retain the Company to perform a due diligence investigation of a property where the amount of the fee for such services will not exceed the lesser of 1% of the property's appraised value or $10,000.

         To further limit conflicts between RAIT and the Company, RAIT and the Company have agreed that, for two years following the completion of the RAIT Offering, (i) the Company will not sponsor another real estate investment trust with investment objectives and policies which are the same as, or substantially similar to, those of RAIT; (ii) if the Company originates a proposal to provide wraparound or other junior lien or subordinated financing (as opposed to acquiring existing financing) with respect to multifamily, office or other commercial properties to a borrower (other than to a borrower with an existing loan from the Company), the Company must first offer the opportunity to RAIT; and (iii) if the Company desires to sell any loan it has acquired that conforms to RAIT's investment objectives and policies with respect to acquired loans, it must first offer to sell it to RAIT. The Company has also agreed that if, after the expiration of the two year period, the Company sponsors a real estate investment trust with investment objectives similar to those of RAIT, the Company's representative on RAIT's Board of Trustees (should the Company have a representative on the Board at that time) will recuse himself from considering or voting upon matters relating to financings which may be deemed to be within the lending guidelines of both RAIT and the real estate investment trust then being sponsored by the Company.

         In August 1997, the Company, through a subsidiary, acquired a loan with a face amount of $2,321,627 from Jefferson Bank at a cost of $1,582,088. The loan is secured by a property owned by a partnership in which Mr. Schaeffer is the general partner and Edward E. Cohen, together with his spouse, are limited partners. The Company leases its headquarters space at such property. The lease provides for rents of $49,600 per year through May 2000. Ledgewood Law Firm, P.C., a law firm which provides legal services to the Company, and BCMI are also tenants at such property.

         In June 1997, the Company acquired a loan with a face amount of $6,962,930 from a partnership in which Mr. Schaeffer and Edward E. Cohen, together with his wife, are limited partners. Mr. Schaeffer was previously the general partner of such partnership. The Company acquired such loan at a cost of $2,978,752.

         In December 1996, the Company, through a subsidiary, acquired a loan with a face amount of $52,660,393 from ALI, Inc., an affiliate of Lehman Bros., at a cost of $19,318,526. The property securing such loan is owned by two partnerships: 1845 Associates (the Building Partnership"), which owns the office building and Mutual Associates (the "Garage Partnership"), which owns the parking garage. Pursuant to a loan restructuring agreement entered into in 1993, prior to the Company having any interest in the loan, an affiliate of the holder of the loan is required to hold, as additional security for the loan, general partnership interests in both the

Building Partnership and the Garage Partnership. The partnership interest in the Building Partnership was assigned to a limited partnership of which another subsidiary of the Company is general partner and Resource Properties Partnership is limited partner. The partnership interest in the Garage Partnership was assigned to a limited partnership of which a third subsidiary of the Company is general partner and Resource Properties Partnership is limited partner. Resource Properties Partnership is a limited partnership in which officers of the Company, including the Chairman, are limited partners. Although the Company does not anticipate any economic benefit to Resource Properties Partnership, any which may be received will be assigned and transferred to the Company.

         In December 1994, the Company acquired a loan with a face amount of $3,000,000 from California Federal Bank, FSB at a cost of $1,671,695. The loan is secured by a property owned by a borrower whose general partner is the President of BCMI. Edward E. Cohen, together with his wife, is a limited partner in such partnership. The borrower refinanced the Company's loan in September 1995, applying $1,975,000 of the proceeds to the repayment of the Company's loan. As a result, the Company obtained a gain on its investment of $303,305, while maintaining a continuing interest in the loan of approximately $1 million.

         In August 1994, the Company acquired from third parties a loan, in the original principal amount of $3,350,000 (and with a then-outstanding balance of $4,388,644), for an investment of $1,612,674. The borrower is a limited partnership of which Mr. Lubin, a director of the Company, is currently the general partner. Mr. Lubin assumed such position after the Company's acquisition of the loan. Previously, the general partner had been the President of BCMI. The borrower subsequently refinanced the loan with another third party and repaid the Company $934,000, leaving the Company with a net investment of $419,039.

    In June 1996, the Company acquired from third parties a loan, in the original principal amount of $3.25 million (and with a then-outstanding balance of $3.29 million), for an investment of $2.41 million. The Company sold a junior lien interest in the loan for $875,000, leaving the Company with a net investment of $1.54 million, to a limited partnership in which Messrs. Edward E. Cohen and Scott F. Schaeffer own a 21.3% limited partnership interest.

    From November 1996 to June 1997 the Company acquired from third parties a series of loans relating to one property in the aggregate original principal amount of $5.8 million (and with aggregate outstanding balances at the respective times of purchase of $6.9 million) for an investment of $2.47 million. The Company sold a senior lien interest in the loan for $2.25 million (of which one-half was in cash and one-half by note), leaving the Company with a net investment of $3.55 million, to a limited partnership in which Edward E. Cohen and Scott F. Schaeffer own an 18.3% limited partnership interest.

    The Company has in the past obtained material amounts of financing from Physicians Insurance Company of Ohio ("PICO") by the sale to PICO, in May 1994, of an $8 million principal amount 9.5% Senior Note, together with warrants to purchase 983,150 shares of the Company's common stock, and by the sale to PICO, in fiscal years 1995 and 1996, of $12 million of participations in the Company's portfolio loans. In July 1997, the Company repaid the Senior Note in full and PICO exercised, and subsequently sold, the common shares underlying the warrants to institutional investors in private transactions. Following such transactions, John R. Hart, an executive officer and director of PICO, resigned from the Board of Directors of the Company.

    From 1991 through 1994, Edward E. Cohen was a member of, and from 1995 through April 1996 he was of counsel to, Ledgewood Law Firm, P.C., which acts as counsel to the Company. Mr. Cohen receives certain debt service payments from the firm in connection with his withdrawal from the firm and its redemption of his interest.

Performance Graph

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite (National Market System only) and the Nasdaq Financial.

                Cumulative of five year cumulative total return*

2000 |-------------------------------------------------------------------------|
     |                                                                         |
     |                                                                     ^   |
1800 |-------------------------------------------------------------------------|
     |                                                                         |
     |                                                                         |
1600 |-------------------------------------------------------------------------|
     |                                                                         |
     |                                                                         |
1400 |-------------------------------------------------------------------------|
     |                                                                         |
     |                                                                         |
1200 |-------------------------------------------------------------------------|
     |                                                                         |
     |                                                                         |
1000 |-------------------------------------------------------------------------|
     |                                                                         |
     |                                                                         |
 800 |-------------------------------------------------------------------------|
     |                                                                         |
     |                                                                         |
 600 |-------------------------------------------------------------------------|
     |                                                                         |
     |                                                         ^               |
 400 |-------------------------------------------------------------------------|
     |                                                                      o* |
     |                                            ^            o*              |
 200 |----------------------------^---------------o*---------------------------|
     |             ^o*            o*                                           |
     | ^o*                                                                     |
   0 |-------------------------------------------------------------------------|
    1992          1993           1994           1995         1996         1997

                         fiscal year ended September 30

* Nasdaq U.S. composite       o Nasdaq Financial      ^ Resource America, Inc.

                         1992      1993     1994      1995     1996      1997
                         ----      ----     ----      ----     ----      ----

 Nasdaq U.S. composite   100.0     131.0    132.1     182.4    216.4     296.9
      Nasdaq Financial   100.0     137.1    144.5     182.8    226.3     356.5
Resource America, Inc.   100.0     106.1    160.6     257.3    455.6    1872.0

* Total return for each of the last five fiscal years ending September 30. Assumes $100 was invested on October 1, 1992 in the Company's Common Stock or in the indicated index and that cash dividends were reinvested as received.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering compensation programs for the Company's executives, including the following:

          o    setting policies with respect to compensation for executives;

          o    setting pay levels for all named executive officers;

          o administering the Company's Key Employee Stock Option plans and making appropriate awards of options; and

          o monitoring and determining such other compensation matters as may be assigned to the Committee by the Board of Directors.

         The Committee is comprised of three non-employee directors; Messrs. Campbell, Schreiber and White.

         The Company's compensation philosophy and objectives are driven by the desire to:

          o compensate and reward executives for their contribution to the historical success of the Company; and

          o provide suitable compensation packages to attract, motivate and retain talented executives in a very competitive environment.

         The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and as such is structured in three components: base salary, annual bonuses, and long term incentives.

Base Salary

         Base salaries for executive officers are determined in part by pay practices in unaffiliated companies and the Committee's assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

         Executives are eligible to receive annual bonuses, which are generally based on the overall Company performance during the preceding year and the individual's specific contribution to that performance. The Company does not have a defined bonus pool; however, during the past two years the Company's practice has been to limit the pool to no more than ten percent (10%) of the reported net income of the Company for the preceding year. Allocation of the amount available for annual bonus payments is at the discretion of the Committee. No formula performance measures were utilized in establishing the amount of the bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations.

Long Term Incentives

         General. Long term incentives are designed to focus executives on the long term goals and performance of the Company and to provide a reward directly tied to stockholder return: the performance of the Company's Common Stock. The particular plans are intended to encourage the participants to strive to achieve the long term success of the Company and to remain with the Company in order to fully benefit from the plans.

         Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Company's Common Stock, have a ten

(10) year life and vest to the executive at twenty-five percent (25%) of the amount awarded on each anniversary of their issuance. Options awarded to Edward
E. Cohen, as a result of his then greater than ten percent (10%) effective interest in the Company, were issued with an exercise price of one-hundred ten percent (110%) of market price and with a five (5) year life. Allocation of available options is again at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

         Employee Stock Ownership Plan. In 1989 the Company established the Resource America, Inc. Employee Stock Ownership Plan for the benefit of all qualified employees. All employees, including executive officers, are allocated shares from an available pool each year in proportion to their relative compensation. While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the stockholder return.

         Savings Plan. The Resource America, Inc. Savings Investment Plan, under Internal Revenue Code Section 401(k), offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of cash or Company Common Stock. During fiscal 1997, the Company matched employee contributions 50% in cash or 100% in Company Common Stock. While participation in this plan is at the discretion of the qualified employee, the intent again was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the return to stockholders.

Chief Executive Officer Compensation

         In evaluating the performance and setting the total compensation package for Edward E. Cohen the Committee meets without that individual present. For fiscal 1997 the Committee took particular note of the continued growth in the Company's revenues ($17.0 million in fiscal 1996 compared to $11.6 million in fiscal 1995) and profitability ($7.3 million in fiscal 1996 compared to $3.3 million in fiscal 1995). The effectiveness of the leadership provided by Mr. Cohen has allowed the Company to change its focus from its historic energy activities to niche finance opportunities, specifically in real estate asset finance and equipment leasing, where the Company can take advantage of its specialized skills to generate attractive returns, which ultimately are measured in the appreciation of the Company's Common Stock. To secure the continued services of Mr. Cohen, the Committee entered into negotiations with Mr. Cohen during fiscal 1997 to formalize his employment through contractual arrangements. these negotiations resulted in the employment of Mr. Cohen pursuant to the agreement described in "Employment Agreements - The Company" contained elsewhere in the proxy statement of which this report is a part. In addition, the Committee awarded Mr. Cohen a bonus of $250,000.

         This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

                          Carlos C. Campbell, Chairman
                          Alan D. Schreiber, M.D.
                          John S. White

                    PROPOSAL 2. APPROVAL OF THE AMENDMENT TO
                   THE COMPANY'S CERTIFICATE OF INCORPORATION

General

         The Board of Directors of the Company, on December 15, 1997, unanimously adopted a resolution that approves, and submits to the stockholders for their approval, a proposal that would amend the Certificate of Incorporation of the Company to increase the number of authorized shares of the Company's Common Stock to 49,000,000 shares.

         As of the close of business on January 15, 1998 (the record date), and as of the date hereof, the Company had an authorized capitalization of 9,000,000 shares, consisting of 8,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Of such capitalization, 4,939,768 shares of Common Stock are outstanding as of the date of this proxy statement. There are no outstanding shares of Preferred Stock. The Company has outstanding employee options with respect to 262,431 shares of Common Stock, of which options with respect to 94,102 shares are currently vested. An additional 207,795 shares are issuable upon grants of options under existing employee option plans.

Purposes of the Proposed Amendment

         The proposed amendment to the Company's Certificate of Incorporation has two principal purposes: (i) to provide a sufficient number of authorized shares of Common Stock to enable the Company to issue a stock dividend (the "Stock Dividend") of two shares of Common Stock for each one share of Common Stock held by each stockholder and (ii) to give the Company flexibility in its financial affairs in the future by making approximately 32.77 million shares of Common Stock available after the Stock Dividend for issuance by the Company without further vote of the stockholders (unless such approval is thereafter required by law or the rules of any applicable exchange).

         As set forth in "General," above, the Company currently has 4,939,768 shares of Common Stock outstanding and has reserved 470,226 additional shares for issuance pursuant to option exercises, leaving 2,590,006 shares unissued. The number of unissued shares is not sufficient to allow the Company to issue the Stock Dividend. The Company believes that the Stock Dividend is in the interest of the Company and its stockholders because it is anticipated that it will have the effect of reducing the per share price of the Company's Common Stock. The Company believes that a per share price reduction will make investments in the Company's

Common Stock more attractive to a broader range of investors than is currently the case and may increase trading volume in the Company's Common Stock. The Company anticipates, therefore, that the Stock Dividend may have the effect of broadening market interest in, and increasing the liquidity of, the Company's Common Stock.

         The Company also anticipates that it may file a registration statement for the offer and sale to the public of up to 2 million shares of Common Stock in the second quarter of fiscal 1998. The proposed increase in the number of authorized shares of Common Stock will enable the Company to proceed with such an offering. Notwithstanding the foregoing, there can be no assurance that the Company will conduct a public offering of its Common Stock or the size of such an offering if conducted. This proxy statement does not constitute an offer to sell any securities, including the shares of Common Stock that may be issued in connection with the proposed offering. The offering will be made only by means of a prospectus.

         Authorized but unissued and unreserved Common Stock not reserved for options, and not issued in connection with the Stock Dividend would be available for issuance in such transactions and at such times as the Company's Board of Directors determines, including the proposed offering described above. The Board of Directors considers it advisable to have the additional shares available for possible future issuance in connection with future offerings, stock dividends, stock splits or for other corporate purposes. Because stockholders do not have preemptive rights under the Company's Certificate of Incorporation, to the extent such additional shares are issued for cash or property having a net tangible book value less than the net tangible book value of the Common Stock on the date of issuance, stockholders will realize an immediate dilution in the net tangible book value of their Common Stock.

         Except as set forth above, the Company has no plans, options, warrants, contractual commitments or other arrangements, and is considering no proposals, for the issuance of shares of Common Stock. There can be no assurance that the Company will not develop such plans or proposals in the future.

         The Board of Directors recommends a vote FOR approval of the proposed amendment.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

         Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

         Upon the recommendation of the Audit Committee, approved by the Board of Directors, Grant Thornton LLP served as the Company's independent auditors during fiscal 1997. It is not anticipated that a representative of Grant Thornton LLP will be present at the annual meeting. The Board of Directors anticipates that Grant Thornton LLP will be re-appointed as the Company's independent auditors for fiscal 1998 during the June 1998 regular meeting of the Board of Directors.

                      ANNUAL REPORT AND REPORT ON FORM 10-K

         The Company's 1997 Annual Report to Stockholders including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended September 30, 1997, is being sent to stockholders of record as of January 23, 1998 with this proxy statement. Stockholders of record as of January 23, 1998, and beneficial owners of the Company's Common Stock on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Company's Common Stock on January 23, 1998.

                              STOCKHOLDER PROPOSALS

         Under rules promulgated by the Securities and Exchange Commission, holders of Common Stock who desire to submit proposals for inclusion in the proxy statement of the Company to be utilized in connection with the 1999 annual meeting of stockholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of the Company no later than November 3, 1998.

                       By order of the Board of Directors



                       Michael L. Staines, Secretary
                       January 30, 1998

                                    EXHIBIT A

                              PROPOSED AMENDMENT TO
                          CERTIFICATE OF INCORPORATION

         On December 15, 1997, the Board of Directors of Resource America, Inc. (the "Company") unanimously adopted a resolution recommending the submission of the following resolutions to the stockholders of the Company for their approval:

         RESOLVED, that the first paragraph of Article IV of the Company's Certificate of Incorporation, as heretofore amended, be further amended to read in its entirety as follows:

                  "The total number of shares of capital stock which the Corporation shall have authority to issues is fifty million (50,000,000), of which forty-nine million (49,000,000) shall be shares of Common Stock (hereinafter called "Common Stock"), with a par value of one cent ($.01) per share, and one million (1,000,000) shall be shares of Preferred Stock (hereinafter called "Preferred Stock"), with a par value of one dollar ($1.00) per share."

                             RESOURCE AMERICA, INC.

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                     OF DIRECTORS OF RESOURCE AMERICA, INC.


         The undersigned hereby constitutes and appoints Edward E. Cohen and Michael L. Staines, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Resource America, Inc. held of record by the undersigned on January 23, 1998, at the Annual Meeting of Shareholders of Resource America, Inc. to be held Tuesday, March 3, 1998 and at any and all adjournments thereof as follows:



                                                              I plan to attend
                                                                   the meeting
                                                                      [ ]

         1. ELECTION OF DIRECTORS.

            The nominees for election are Andrew M. Lubin and Alan D.
            Schreiber.

FOR all nominees              Withhold Authority            To withhold
listed above                  to vote for all               authority to vote
(except as marked             nominees listed               for any individual
to the contrary at            above                         nominee, write that
the right)                                                  nominee's name in
                                                            the space provided
                                                            below.

   [ ]                              [ ]                     ____________________

         2. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

[ ]  FOR                 [ ]  AGAINST                  [ ]  ABSTAIN

         3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

[ ]  FOR                 [ ]  AGAINST                  [ ]  ABSTAIN

         This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed and FOR the Proposal to amend the Certificate of Incorporation. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:_____________________, 1998


_________________________________
Signature of shareholder


_________________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.